Exhibit 23.2



                 CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use of our audit report dated March 2, 2006 except for Note 1 as to which the date is May 18, 2006 in this Form SB-2 of Wizzard Software Corporation and Subsidiaries for the years ended December 31, 2005 and 2004, which is part of this Form SB-2 and all references to our firm included in this Form SB-2.

/s/Gregory & Associates, LLC
Gregory & Associates, LLC
Salt Lake City, Utah
December 22, 2006